EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008		December 31, 2007		December 31, 2006

Net Income	$9,889,537		$15,627,834		$17,994,036		$16,282,037		$16,826,749		$15,194,281
Add:
Interest on
indebtedness	4,956,450		4,445,475		4,346,519		5,006,460		4,712,893		4,486,743
Amortization of
financing costs	314,243		266,469		288,235		172,954		182,872		138,028

Earnings	$15,160,230		$20,339,777		$22,628,790		$21,461,451		$21,722,514		$19,819,052

Fixed charges and
preferred stock
dividends:
Interest on
indebtedness	$4,956,450		$4,764,709		$4,567,301		$5,564,105		$5,268,893		$4,684,743
Amortization of
financing costs	314,243		266,469		288,235		172,954		182,872		138,028

Fixed charges	5,270,693		5,031,178		4,855,536		5,737,059		5,451,765		4,822,771

Add:
Preferred stock
dividends	-		-		-		-		-		-

Combined fixed
charges and
preferred stock
dividends	$5,270,693		$5,031,178		$4,855,536		$5,737,059		$5,451,765		$4,822,771

Ratio of earnings to
fixed charges	2.88	x	4.04	x	4.66	x	3.74	x	3.98	x	4.11	x

Capitalized interest	-		319,235		220,782		557,645		556,000		198,000

	2.88		4.04		4.66		3.74		3.98		4.11